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                                                              EXHIBIT 99.4(viii)

                          ENHANCED DEATH BENEFIT RIDER

This Rider is effective on the Rider Date. Election of this Rider is irrevocable and may only be terminated as provided in the Termination provisions below. It is a part of, and subject to, the other terms and conditions of the Contract.

DEFINITIONS

ENHANCED DEATH      The Enhanced Death Benefit is equal to the Enhanced Death
BENEFIT             Benefit Percentage, as shown on the Specifications Page,
                    times the Contract Value minus the sum of all Payments made, less any amount deducted in connection with partial withdrawals.

                    The Maximum Enhanced Death Benefit is the Maximum Factor shown on the Specifications Page, times the sum of all Payments made, less any amount deducted in connection with partial withdrawals.

                    For purposes of calculating the Enhanced Death Benefit, the amount deducted in connection with partial withdrawals will be equal to (i) times (ii), where (i) is equal to the Enhanced Death Benefit prior to the withdrawal, and (ii) is equal to the partial withdrawal amount divided by the Contract Value prior to the partial withdrawal.

                    If this Rider is added after the Contract Date, the Enhanced Death Benefit is equal to zero on the Rider Date. For purposes of subsequent calculation of the Enhanced Death Benefit, the Contract Value on the Rider Date will be treated as a Payment made on that date. This Payment will not be included in cumulative Payments and is not eligible for a Payment Enhancement. In addition, all Payments made and all amounts deducted in connection with partial withdrawals prior to the Rider Date will not be considered in determination of the Enhanced Death Benefit.

RIDER DATE          The date of issue of this Rider, as specified on the
                    Specifications Page.

DEATH BENEFIT

On the death of any Owner prior to the Maturity Date, a Death Benefit will be determined as of the date on which written notice and proof of death and all required claim forms are received at the Company's Annuity Service Office. The Death Benefit will be determined as the Death Benefit otherwise payable under the Contract plus the Enhanced Death Benefit.

If there is any Debt, the Death Benefit equals the amount described above less the Debt under the Contract.

If the Beneficiary is the deceased Owner's Spouse, the Contract and this Rider will continue with the surviving spouse as the new Owner. Upon the death of the surviving spouse prior to the Maturity Date, a second Death Benefit will be paid and the entire interest in the Contract must be distributed to the new Beneficiary in accordance with the provisions of the Contract. For purposes of calculating the Enhanced Death Benefit payable upon the death of the surviving spouse, the Enhanced Death Benefit is equal to zero on the date of the first Owner's death and the Death Benefit paid upon the first Owner's death will be treated as a Payment to the Contract. This Payment will not be included in cumulative Payments and is not eligible for a Payment Enhancement. In addition, all Payments made and all amounts deducted in connection with partial withdrawals prior to the date of the first Owner's death will not be considered in determination of the Enhanced Death Benefit.

DEATH BENEFIT RIDER FEE

To compensate us for assuming mortality risks associated with the Death Benefit Rider, We deduct from each variable Investment Option a Death Benefit Rider Fee each Valuation Period at an annual rate set forth on the Specifications Page. The Death Benefit Rider Fee increases the Asset Fee described in Part 11, Fees and Deductions, in the Contract.
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TERMINATION

This Rider will only terminate upon the earliest of (a) the date the Contract terminates, (b) the Maturity Date, or (c) the date on which the Death Benefit described in this Rider is paid.

MISCELLANEOUS

Except as modified by this Rider, the Definitions, General Provisions and Ownership sections of the Contract also apply to this Rider. If this Rider is added after the Contract Date, its effective date will be the Rider Date stated in the Specifications Page. If this Rider is added at the time the Contract is issued, it will be effective on the Contract Date.

THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA


/s/ David W. Libbey
---------------------------------
Vice President, Treasurer & CFO


BR009.00